EXHIBIT 99.1

SHARE OPTION CANCELLATION AGREEMENT

This SHARE OPTION CANCELLATION AGREEMENT (the “Agreement”) is made and entered into as of July 7, 2022 (the “Effective Date”), by and between [_________________] (the “Optionee”) and Iterum Therapeutics plc, an Irish incorporated public limited company (the “Company”).

WHEREAS, the Company has previously granted to the Optionee share options (the “Options”) to purchase ordinary shares of the Company, under the Company’s Amended and Restated 2018 Equity Incentive Plan, as amended (the “Plan”);

WHEREAS, the Optionee believes it to be in the Optionee’s best interest as an employee of the Company and in the best interest of the Company and its shareholders for the Optionee to voluntarily surrender and cancel certain outstanding Options that the Optionee presently holds, as identified on Exhibit A hereto (the “Cancelled Options”), so that additional shares become available under the Plan which the Company may use for future grants of share options and other equity awards; and

WHEREAS, the Optionee desires to surrender the Cancelled Options for cancellation without receiving any cash, equity awards or other consideration and without any expectation to receive, and without imposing any obligation on the Company to pay or grant, any cash, equity awards or other consideration presently or in the future in connection with the cancellation of such Cancelled Options.

NOW, THEREFORE, the parties hereby agree as follows:

1.
Surrender and Cancellation of Options. The Optionee hereby surrenders the Cancelled Options for cancellation, and the Company hereby accepts such surrender and cancellation, effective as of the Effective Date. By execution of this Agreement, the parties have taken all steps necessary to cancel the Cancelled Options.

2.
No Expectation or Obligation. The Optionee and the Company acknowledge and agree that the surrender and cancellation of the Cancelled Options described herein shall be without any expectation of the Optionee to receive, and without imposing any obligation on the Company to pay or grant, any cash, equity awards or other consideration presently or in the future in connection with the surrender and cancellation of such Cancelled Options.

3.
Miscellaneous.

3.1 Successor and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns.

3.2 Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the [State of Delaware], without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

3.3 Counterparts. This Agreement may be executed in several counterparts and all documents so executed shall constitute one agreement, binding on each of the parties hereto, notwithstanding that both of the parties did not sign the original or the same counterparts.

3.4 Headings. The headings of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

3.5 Severability. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

3.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the

EXHIBIT 99.1

subject matter of this Agreement. The Company and the Optionee have made no promises, agreements, conditions, or understandings relating to this subject matter, either orally or in writing, that are not included in this Agreement.

[Signature Page to Follow]

EXHIBIT 99.1

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ITERUM THERAPEUTICS PLC

By:
Name:
Title:

OPTIONEE

[Name]

EXHIBIT 99.1

EXHIBIT A

Cancelled Options